[GRAPHIC OMITTED] Whiting Petroleum Corporation	Mile High Center 1700 Broadway, Suite 2300 Denver, CO 80290-2300 T/ 303.837.1661 F/ 303.861.4023

NEWS RELEASE__________________________________________________________

For Immediate Release

Company contacts:	Patricia J. Miller, Vice President and Corporate Secretary 303.837.1661 or patm@whiting.com Heather Duncan, Director of Investor Relations 303.837.1661 or heatherd@whiting.com

Whiting Petroleum Corporation Announces
Pricing of $150 Million of Senior Subordinated Notes

DENVER, May 6, 2004 – (PR Newswire) – Whiting Petroleum Corporation (NYSE: WLL) announced today that it priced $150 million of Senior Subordinated Notes due 2012 yesterday after the market close in a private offering under Rule 144A under the Securities Act of 1933. The securities were priced at 99.260% of par with a coupon of 7.250%. The offering is expected to close on May 11, 2004 and is subject to satisfaction of customary closing conditions.

Whiting expects to use the net proceeds of the offering to repay the $145 million existing balance outstanding on its revolving credit facility.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

The securities sold have not been registered under the Securities Act of 1933 or any state securities laws and, unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Whiting Petroleum Corporation is a growing energy company based in Denver, Colorado. Whiting Petroleum Corporation is a holding company for Whiting Oil and Gas Corporation. Whiting Oil and Gas Corporation is engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Gulf Coast/Permian Basin, Rocky Mountains, Michigan and Mid-Continent regions of the United States. In a September 2003 study by Oil & Gas Journal, Whiting, based on total assets, would be listed as the 54th largest exploration and production company with operations in the U.S. The Company trades publicly under the symbol WLL on the New York Stock Exchange.